Exhibit 21

Subsidiaries of the Registrant

Subsidiary Name                          State of Incorporation        Business Name
---------------                          ----------------------        -------------
California Water Service Company         California               California Water Service Company
CWS Utility Services                     California               CWS Utility Services
New Mexico Water Service Company         New Mexico               New Mexico Water Service Company
Washington Water Service Company         Washington               Washington Water Service Company
Hawaii Water Service Company, Inc.       Hawaii                   Hawaii Water Service Company


The Company and each of its subsidiaries operate in one business segment, the supply and distribution of water, and providing water-related services.